UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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Exchange Act of 1934 (Amendment No.  )
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PENWEST PHARMACEUTICALS CO.

(Name of Registrant as Specified In Its Charter)

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 Penwest Pharmaceuticals Co.

39 Old Ridgebury Road, Suite 11
Danbury, Connecticut 06810-5120

April 26, 2007

Dear Shareholders:

You are cordially invited to attend the annual meeting of shareholders of Penwest Pharmaceuticals Co. to be held on June 13, 2007 at 11:00 a.m. at 39 Old Ridgebury Road, Suite 11, Danbury, Connecticut 06810.

In addition to the items set forth in the accompanying notice of annual meeting of shareholders and proxy statement, we will report on our current activities and will provide an opportunity to discuss matters of interest to you as a shareholder.

We sincerely hope you will be able to attend our annual meeting. However, whether or not you plan to attend, please sign, date and promptly return the enclosed proxy to ensure that your shares are represented. Alternatively, you may also vote your shares over the Internet or by telephone. Please refer to the enclosed proxy for instructions. If you so desire, you may withdraw your proxy and vote in person at our annual meeting.

On behalf of our board of directors, I would like to express our appreciation for your continued interest in Penwest.

Very truly yours,

Jennifer L. Good
President and Chief Executive Officer

PENWEST PHARMACEUTICALS CO.
39 Old Ridgebury Road, Suite 11
Danbury, Connecticut 06810-5120

NOTICE OF 2007 ANNUAL MEETING OF SHAREHOLDERS

Time and Date	11:00 a.m., local time, on Wednesday, June 13, 2007

Place	39 Old Ridgebury Road, Suite 11, Danbury, Connecticut 06810

Items of Business	At the meeting, we will ask you and our other shareholders to:

(1) elect two class I directors for a term to expire at the 2010 annual meeting of shareholders and one class II director for a term to expire at the 2008 annual meeting of shareholders;
(2) ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2007; and
(3) transact any other business as may properly come before the meeting or any postponement or adjournment of the meeting.

The board of directors has no knowledge of any other business to be transacted at the annual meeting.

Record Date	You may vote if you were a shareholder of record at the close of business on April 23, 2007.

Proxy Voting	It is important that your shares be represented and voted at the meeting. Whether or not you plan to attend the meeting, please mark, sign, date and promptly mail your proxy card in the enclosed postage-paid envelope. Alternatively, please vote over the Internet or by telephone by following the instructions on the enclosed proxy. You may revoke your proxy at any time before its exercise at the meeting.

A copy of our annual report to shareholders for the year ended December 31, 2006, which contains financial statements and other information of interest to shareholders, accompanies this notice and the enclosed proxy statement.

BY ORDER OF THE BOARD OF DIRECTORS,

Jennifer L. Good
Corporate Secretary

Danbury, Connecticut
April 26, 2007

PENWEST PHARMACEUTICALS CO.
39 Old Ridgebury Road, Suite 11
Danbury, Connecticut 06810-5120

PROXY STATEMENT

For our Annual Meeting of Shareholders to be held on June 13, 2007

Penwest Pharmaceuticals Co., a Washington corporation (often referred to as “we” or “us” in this document), is sending you this proxy statement and the enclosed proxy card because our board of directors is soliciting your proxy to vote at our 2007 annual meeting of shareholders. The annual meeting will be held on Wednesday, June 13, 2007, at 11:00 a.m., local time, at our principal executive offices at 39 Old Ridgebury Road, Suite 11, Danbury, Connecticut 06810. If the annual meeting is adjourned for any reason, then the proxies may be used at any adjournments of the annual meeting.

This proxy statement summarizes information about the proposals to be considered at the meeting and other information you may find useful in determining how to vote. The proxy card is the means by which you actually authorize another person to vote your shares in accordance with your instructions.

We are mailing this proxy statement and the enclosed proxy card to shareholders on or about May 3, 2007. In this mailing, we are also including copies of our annual report to shareholders for the year ended December 31, 2006.

Our annual report on Form 10-K for the year ended December 31, 2006, as filed with the Securities and Exchange Commission and including our audited financial statements, is included in our annual report to shareholders and is also available free of charge on our website at www.penwest.com or through the SEC’s electronic data system at www.sec.gov. Exhibits to our annual report on Form 10-K will be provided upon written request and payment of an appropriate processing fee. Please address all such requests to Penwest Pharmaceuticals Co., Attention: Corporate Secretary, 39 Old Ridgebury Road, Suite 11, Danbury, Connecticut 06810-5120.

INFORMATION ABOUT THE ANNUAL MEETING

Who may vote?

Holders of record of our common stock at the close of business on April 23, 2007, the record date for the meeting, are entitled to one vote per share on each matter properly brought before the meeting. As of the close of business on April 23, 2007, we had 23,288,613 shares of our common stock outstanding.

How may I vote?

If you are a shareholder of record (meaning that you hold shares in your name in the records of our transfer agent, Mellon Investor Services LLC), you may vote your shares at the meeting in person, by mail, by telephone (toll free) or over the Internet:

•	to vote in person, you must attend the meeting, and then complete and submit the ballot provided at the meeting.

•	to vote by mail, you must mark, sign and date the enclosed proxy card and then mail the proxy card in the enclosed postage-paid envelope.

•	to vote by telephone, please follow the instructions on the enclosed proxy card.

•	to vote over the Internet, please follow the instructions on the enclosed proxy card.

All proxies will be voted in accordance with the instructions of the shareholders. If no choice is specified, then the designated persons will vote your shares in accordance with the recommendation of our board of directors. Our board recommends that you vote FOR the election of the nominated directors and FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2007.

How may I vote my shares if I hold them in “street name?”

If the shares you own are held in “street name” by a bank or brokerage firm, your bank or brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the directions your bank or brokerage firm provides you. Many banks and brokerage firms may solicit voting instructions over the Internet or by telephone.

Under the rules of The NASDAQ Stock Market, if you do not give instructions to your bank or brokerage firm, it will still be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to certain “non-discretionary” items. The election of directors (proposal one) and the ratification of the appointment of our independent registered public accounting firm (proposal two) are considered discretionary items under NASDAQ rules. Accordingly, your bank or brokerage firm may exercise its discretionary authority with respect to any of the proposals to be considered at the meeting if you do not provide any voting instructions.

Regardless of whether your shares are held in street name, you are welcome to attend the meeting. You may not vote your shares in person at the meeting, however, unless you obtain a proxy, executed in your favor, from the holder of record (i.e., your brokerage firm or bank).

How may I change my vote?

If you are a shareholder of record, even if you complete and return a proxy card, you may revoke it at any time before it is exercised by taking one of the following actions:

•	send written notice to Jennifer L. Good, our Corporate Secretary, at our address above;

•	send us another signed proxy with a later date; or

•	attend the meeting, notify our Corporate Secretary that you are present, and then vote by ballot.

Attendance at the annual meeting will not itself be deemed to revoke a proxy unless the shareholder gives affirmative notice at the annual meeting that the shareholder intends to revoke the proxy and vote in person. If you own shares in street name, your bank or brokerage firm should provide you with instructions for changing your vote.

What constitutes a quorum?

In order for business to be conducted at the meeting, a quorum must be present. A quorum consists of the holders of at least 11,644,307 shares, representing a majority of the shares of common stock issued, outstanding and entitled to vote at the meeting.

Shares of common stock present in person or represented by proxy (including “broker non-votes” and shares that are abstained or withheld, or with respect to which no voting instructions are provided for one or more of the matters to be voted upon) will be counted for the purpose of determining whether a quorum exists. “Broker non-votes” are shares with respect to which a bank or brokerage firm does not receive voting instructions from the beneficial holder and does not exercise its discretionary authority in voting on a proposal.

If a quorum is not present, the meeting will be adjourned until a quorum is obtained.

What vote is required to approve each matter?

  Proposal One — Election of Directors

Directors will be elected by a plurality of the votes cast by our shareholders entitled to vote on the election. In other words, the two nominees for director receiving the highest number of votes FOR election as a class I director will be elected as class I directors and the nominee for director receiving the highest number of votes FOR election as a class II director will be elected as a class II director, regardless of whether any of those numbers represents a majority of the votes cast.

You may vote FOR all of the nominees, WITHHOLD your vote from all of the nominees or WITHHOLD your vote from any one or more of the nominees.

  Proposal Two — Ratification of Appointment of Independent Registered Public Accounting Firm

The affirmative vote of the holders of a majority of the shares of common stock present or represented and voting on the matter is needed to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2007.

How will votes be counted?

Each share of common stock will be counted as one vote. Shares will not be voted in favor of a matter, and will not be counted as voting on a matter (1) if the holder of the shares either withholds authority in the proxy to vote for a particular director nominee or nominees, or abstains from voting on a particular matter, or (2) if the shares are broker non-votes. As a result, withheld shares, abstentions and broker non-votes will have no effect on the outcome of voting on any of the proposals.

How does the board of directors recommend that I vote?

Our board of directors recommends that you vote:

•	FOR proposal one — elect our three nominees to the board of directors

•	FOR proposal two — ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2007

Will any other business be conducted at the annual meeting?

Our board of directors does not know of any other business to be conducted or matters to be voted upon at the meeting. Under our bylaws, the deadline for shareholders to notify us of nominations for director to be presented for action at the annual meeting has passed. Shareholders must provide written notice to us of any proposals to be presented for action at the annual meeting, other than the nomination of a director, not less than 60 days nor more than 90 days prior to the meeting. However, if we provide less than 70 days notice or prior public disclosure of the date of the annual meeting to our shareholders, we must receive the notice no later than the close of business on the 10th day following the date on which the notice of the meeting was mailed or such public disclosure was made, whichever occurs first. If any other matter properly comes before the meeting, the persons named in the proxy card that accompanies this proxy statement will exercise their judgment in deciding how to vote, or otherwise act, at the meeting with respect to that matter.

Who pays for the solicitation of proxies?

We will bear the costs of soliciting proxies. In addition to solicitations by mail, our directors, officers and employees, without additional remuneration, may solicit proxies by telephone, telegraph, facsimile, messenger or in person. We reserve the right to retain other outside agencies for the purpose of soliciting proxies. We have requested brokerage houses, custodians, nominees and fiduciaries to forward copies of the proxy materials to the persons for whom they hold shares and request instructions for voting the proxies. We will reimburse the brokerage houses and other persons for their reasonable out-of-pocket expenses in connection with this distribution.

How and when may I submit a proposal for the 2008 annual meeting?

If you are interested in submitting a proposal for inclusion in the proxy statement and proxy card for our 2008 annual meeting, you need to follow the procedures outlined in Rule 14a-8 of the Securities Exchange

Act of 1934. We must receive your proposal intended for inclusion in the proxy statement at the address below no later than January 3, 2008.

If you wish to present a proposal at the 2008 annual meeting, other than the nomination for a director, but do not wish to have the proposal considered for inclusion in the proxy statement and proxy card, you must also give written notice to us at the address noted below. Our bylaws specify the information that must be included in any such notice, including a brief description of the business to be brought before the annual meeting and the name of the shareholder proposing such business. We must receive this notice at least 60 days, but not more than 90 days, prior to the 2008 annual meeting of shareholders. However, if we provide less than 70 days notice or prior public disclosure of the date of the 2008 annual meeting of shareholders, we must receive this notice no later than the close of business on the 10th day following the date on which the notice of the meeting was mailed or such public disclosure was made, whichever occurs first.

If you wish to nominate an individual for election to our board of directors at the 2008 annual meeting, we must receive a notice from the shareholder of the intent to make a nomination no later than 120 days in advance of the 2008 annual meeting of shareholders.

Any proposals, notices or information about shareholder proposals should be sent to:

Penwest Pharmaceuticals Co.
39 Old Ridgebury Road, Suite 11
Danbury, Connecticut 06810-5120
Attention: Corporate Secretary

Householding of annual meeting materials

Some banks, brokers and other record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement and annual report may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of either document to you if you write or call us at the following address or phone number: Penwest Pharmaceuticals Co., 39 Old Ridgebury Road, Suite 11, Danbury, Connecticut 06810-5120, Attention: Corporate Secretary, (877) 736-9378. If you would like to receive separate copies of the annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and phone number.

DISCUSSION OF PROPOSALS

Proposal One: Election of Directors

Our board of directors is divided into three classes and currently consists of three class I directors (Paul E. Freiman, Jennifer L. Good and Rolf H. Henel), three class II directors (Peter F. Drake, David P. Meeker and Anne M. VanLent) and two class III directors (Robert J. Hennessey and John N. Staniforth). The term of each class of directors is three years, and the terms of the three classes are staggered so that only one class is elected each year. At each annual meeting of shareholders, directors are elected to serve for a three-year term to succeed the directors of the same class whose terms are then expiring. The class I, class II and class III directors were elected to serve until the annual meeting of shareholders to be held in 2007, 2008 and 2009, respectively, and until their respective successors are elected and qualified. Existing directors are granted the power to fill a vacancy that occurs on the board of directors, and any director so elected is entitled to serve until the next annual meeting of shareholders. David P. Meeker was elected to the board of directors in January 2007 as a class II director to fill a vacancy on the board of directors. Dr. Meeker was elected for a term expiring at the 2007 annual meeting of shareholders.

Our board of directors, on the recommendation of the Nominating and Governance Committee, has nominated Paul E. Freiman and Jennifer L. Good for election as class I directors for a term of three years to expire at the 2010 annual meeting of shareholders and until their respective successors are elected and qualified. In addition, our board of directors, on the recommendation of the Nominating and Governance Committee, has nominated David P. Meeker for election as a class II director for a term of one year to expire at the 2008 annual meeting of shareholders with the other class II directors and until his successor is elected and qualified.

The third class I director, Rolf H. Henel, advised our board of directors that he would not stand for reelection at the 2007 annual meeting of shareholders. We expect that Mr. Henel will continue to serve as a director through the date of the 2007 annual meeting of shareholders.

The persons named in the enclosed proxy card will vote to elect Mr. Freiman and Ms. Good as class I directors and Dr. Meeker as a class II director, unless the proxy is marked otherwise. Each of the nominees is presently a director, and each has indicated a willingness to continue to serve as director, if elected. If a nominee becomes unable or unwilling to serve, however, the proxies may be voted for substitute nominees selected by our board of directors.

No director or executive officer is related by blood, marriage or adoption to any other director or executive officer. No director or executive officer, or any associate of any such director or executive officer, is a party adverse to us, or has a material interest adverse to us, in any legal proceeding. No director or executive officer has any interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the annual meeting, other than election to office.

Our board of directors recommends a vote FOR each of the nominees.

  Director Nominees

Set forth below are the names of each nominee for class I director and class II director, their ages as of April 1, 2007, the year in which each first became a director, their positions and offices with us, their principal occupations and business experience during the past five years and the names of other public companies for which they serve as a director.

Class I Nominees

PAUL E. FREIMAN
  Age: 72

Paul E. Freiman has served as our Chairman of the Board since February 2005 and as our Lead Director since October 1997. Mr. Freiman has served as the Chief Executive Officer and President of Neurobiological Technologies, Inc., a biotechnology company, since May 1997. Mr. Freiman served as Chairman and Chief Executive Officer of Syntex Corporation, a pharmaceutical company, from 1990 to 1995. Mr. Freiman is also a director of Calypte Biomedical Corporation, a developer of in vitro testing solutions, NeoPharm Inc., a biotechnology company, NovaCal Pharmaceuticals, Inc., a pharmaceutical company, Otsuka America Pharmaceuticals Inc., a pharmaceutical company and ALS Foundation — UCSF, a non-profit organization. Mr. Freiman has been chairman of the Pharmaceutical Manufacturers Association of America and has chaired a number of its key committees. He is a graduate of Fordham University with a B.S. in Pharmacy and holds an honorary doctorate from the Arnold & Marie Schwartz College of Pharmacy.

JENNIFER L. GOOD
  Age: 42

Jennifer L. Good has served as our President and Chief Executive Officer since June 2006. Ms. Good was our President, Chief Operating Officer and Chief Financial Officer from November 2005 to June 2006, and Chief Financial Officer from February 1997 to November 2005. Prior to joining our company in February 1997, Ms. Good served as Corporate Controller and Corporate Director of Finance for Penford Corporation, our former parent company, from 1993 to 1997. From 1987 to 1993, Ms. Good was employed by Ernst & Young LLP in a number of positions, the most recent of which was audit manager, where she focused primarily on high-tech and biotech clients. Ms. Good holds a Bachelor of Business Administration degree from Pacific Lutheran University and is a Certified Public Accountant in the state of Washington.

Class II nominee

DR. DAVID P. MEEKER
  Age: 52

David Meeker has served as one of our directors since January 2007. Since March 2003, Dr. Meeker has served as President of the LSD (Lysosomal Storage Diseases) Therapeutics business unit of Genzyme Corporation.

Dr. Meeker has served in various roles at Genzyme Corporation since 1994, including Senior Vice President, Therapeutics Europe from May 2000 to March 2003 and Senior Vice President, Medical Affairs from June 1998 to May 2000. Prior to joining Genzyme, he served at the Cleveland Clinic Foundation, initially joining in 1988 as Staff Physician for the Department of Pulmonary and Critical Care Medicine and later serving as the Program Director for the Department’s fellowship program.

Dr. Meeker is a Fellow at the American College of Physicians (FACP) and the American College of Chest Physicians (FCCP), and has published over 50 articles in academic journals and research publications. He attended Dartmouth College and holds a M.D. from The University of Vermont. His post- doctoral training included a Fellowship in Pulmonary Medicine at Boston University, a Clinical Fellowship in Medicine at Harvard Medical School and Residency in Internal Medicine at Beth Israel Hospital Boston.

  Other Current Directors

Set forth below are the names of each of our other current directors, the year in which each first became a director, their ages as of April 1, 2007, their positions and offices with us, their principal occupations and business experience during the past five years and the names of other public companies for which they serve as a director.

Directors Whose Terms Expire in 2008 (Class II Directors)

DR. PETER F. DRAKE
  Age: 53

Dr. Peter F. Drake has served as one of our directors since April 13, 2005. Dr. Drake is currently the Managing General Partner of Mayflower Partners, a healthcare investment fund. From 1999 to 2002, he served as a Managing Director in the Equity Research Department of Prudential Securities, Inc., following Prudential’s acquisition of Vector Securities International, an investment banking firm co-founded by Dr. Drake in 1988. From 1988 to 1998, Dr. Drake served as Executive Vice President at Vector. Dr. Drake joined the investment banking firm of Kidder, Peabody & Co. as a Biotechnology Analyst in 1983, becoming a partner in 1986. He currently serves on the board of directors of Trustmark Insurance Co., a healthcare insurance provider, TLContact, Inc., a private medical information services company, MetaMorphix, Inc., a private animal healthcare company, Cortex Pharmaceuticals, Inc., a publicly traded neuroscience company, and the Alliance for Aging Research, a non-profit organization dedicated to improving the health and quality of life for the elderly. Dr. Drake received a B.A. in Biology from Bowdoin College, a CBA from the Wharton School of Business at the University of Pennsylvania and a Ph.D. in Biochemistry and Neurobiology from Bryn Mawr College.

ANNE M. VANLENT
  Age: 59

Anne M. VanLent has served as one of our directors since December 1998. Ms. VanLent has served as Executive Vice President and Chief Financial Officer of Barrier Therapeutics, Inc., a specialty pharmaceutical company in the field of dermatology, since May 2002. Prior to joining Barrier, Ms. VanLent served as a principal of The Technology Compass Group, LLC, a healthcare/technology consulting firm, which she founded in October 2001. From mid-1997 through October 2001, Ms. VanLent served as Executive Vice President, Portfolio Management of Sarnoff Corporation, a privately-held research and development company that creates and commercializes electronic, biomedical and information technologies, overseeing creation of spin-off companies, and patent and licensing activities. Ms. VanLent served as President of AMV Associates, an emerging growth healthcare consulting firm, from March 1994 through August 1997, and as Senior Vice President and Chief Financial Officer of The Liposome Company, Inc., a biotechnology company, from 1985 through 1993. Ms. VanLent currently serves as a director and chair of the audit committee of Integra LifeSciences Holdings Corporation, a medical technology company, and a director of American Red Cross of Central New Jersey, a non-profit organization. Ms. VanLent received a B.A. in Physics from Mount Holyoke College.

Directors Whose Terms Expire in 2009 (Class III Directors)

ROBERT J. HENNESSEY
  Age: 65

Robert J. Hennessey has served as one of our directors since October 1997. Mr. Hennessey served as our President and Chief Executive Officer from February 2005 to November 2005. Mr. Hennessey served as President and Chief Executive Officer of Genome Therapeutics Corporation, a biotechnology company, from March 1993 until his retirement in November 2000, and served as its Chairman of the Board until March 2003. Prior to joining Genome Therapeutics Corporation, Mr. Hennessey was an independent consultant of Hennessey & Associates, Ltd., a strategic consulting firm to biotechnology and healthcare companies. Prior to that, Mr. Hennessey was Senior Vice President of Corporate Development for Sterling Drug, Inc. and also served in various executive assignments at Merck & Co., Inc., SmithKline Beecham PLC and Abbott Laboratories, each a pharmaceutical company. Mr. Hennessey is a director of Repligen, Inc., a biotechnology company, and Oscient Pharmaceuticals Corporation (formerly known as Genome Therapeutics). Mr. Hennessey holds an A.B. in Liberal Arts from the University of Connecticut and an M.A. in Political Science.

DR. JOHN N. STANIFORTH
  Age: 53

Dr. John N. Staniforth has served as one of our directors since December 1998. Since November 2006, Dr. Staniforth has served as the Chief Scientific Officer of PharmaKodex Ltd., a specialty pharmaceuticals company in the United Kingdom. Dr. Staniforth served as Chief Scientific Officer of Vectura Group plc, a biosciences company in the United Kingdom from August 1999 to November 2006. Dr. Staniforth is an Honorary Professor of the University of Bath in Bath, England. Prior to joining Vectura, Dr. Staniforth was Professor of Pharmaceutics Technology at the University of Bath from 1980 to 1999. Dr. Staniforth serves as scientific advisor to a number of international pharmaceutical companies and has extensive teaching and research experience, chiefly at the University of Bath, Department of Pharmacy, at Rutgers University and Cornell University in the United States, and at Monash University in Australia. His research into powder mixing technology has been widely published, and Dr. Staniforth is the recipient of numerous scientific awards, including the Churchill Fellowship, the Pfizer Medal for Pharmaceutical Research, and the Special Upjohn Award for research in the field of microwave and radio-frequency drying, and has been elected Fellow of the American Association of Pharmaceutical Sciences. Dr. Staniforth was also the recipient of the 2003 AstraZeneca Industrial Achievement Award. Dr. Staniforth has served as a consultant to us since our inception and is the co-inventor of our TIMERx technology. Dr. Staniforth is a director of PharmaKodex Ltd. and Halation Ltd. Dr. Staniforth received a BSc in pharmacy from Aston University, Birmingham and a Ph.D. in pharmaceutics from Aston University.

Proposal Two: Ratification of Appointment of Independent Registered Public Accounting Firm

Our audit committee has appointed the firm of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2007. Ernst & Young LLP has been our independent registered public accounting firm since our inception. Although shareholder approval of the appointment of Ernst & Young LLP is not required by law, we believe that it is advisable to give shareholders an opportunity to ratify this appointment. If this proposal is not approved at the meeting, our audit committee will reconsider this appointment.

We expect representatives of Ernst & Young LLP to be present at the annual meeting. They will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from shareholders.

Our board of directors recommends a vote FOR this proposal.

  Independent Registered Public Accounting Firm Fees and Other Matters

The following table sets forth the fees billed to us for the fiscal years ended December 31, 2006 and December 31, 2005 by Ernst & Young LLP:

Fee Category	2006	2005

Audit Fees(1)	$469,800	$429,000
Audit-Related Fees(2)	40,000	37,300
Tax Fees(3)	42,400	40,000
All Other Fees(4)	120,900	1,500

Total Fees	$673,100	$507,800

(1)	Audit fees consist of fees for the audit of our financial statements, the audit of our internal control over financial reporting, the review of the interim financial statements included in our quarterly reports on Form 10-Q and other professional services provided in connection with statutory and regulatory filings or engagements.

(2)	Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit and the review of our financial statements and which are not reported under “Audit Fees.” In 2006 and 2005, these fees principally included fees for audits of our retirement plan.

(3)	Tax fees consist of fees for tax compliance, tax advice and tax planning services. Tax compliance services, which relate to preparation of original and amended tax returns, claims for refunds and tax payment-planning services accounted for all of the tax fees billed in 2006 and 2005.

(4)	In 2006, substantially all of these fees related to the performance of audit procedures in connection with our collaborative arrangement with Endo. In 2005, these fees related to a subscription to the Ernst & Young Global Accounting and Auditing Information Tool.

The audit committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the audit committee or the engagement is entered into pursuant to the pre-approval procedures described below.

From time to time, the audit committee may pre-approve specified types of services that are expected to be provided to us by our independent registered public accounting firm during the next twelve months. Any such pre-approval is detailed as to the particular service or types of services to be provided and is also generally subject to a maximum dollar amount.

The audit committee has also delegated to the chair of the audit committee the authority to approve any audit or non-audit services to be provided to us by our independent registered public accounting firm. Any approval of services by the chair of the audit committee pursuant to this delegated authority is reported on at the next meeting of the audit committee.

INFORMATION ABOUT CORPORATE GOVERNANCE

Board of Directors

Our board of directors is responsible for establishing our broad corporate policies and overseeing the management of the company. Our president and chief executive officer, our chief financial officer and our other executive officers are responsible for our day-to-day operations. Our board evaluates our corporate performance and approves, among other things, our corporate strategies and objectives, operating plans, major commitments of corporate resources and significant policies. Our board also evaluates and elects our executive officers. Our board has adopted Corporate Governance Guidelines that govern the structure and functioning of the board and set out the Board’s policies on governance issues. A copy of the Corporate Governance Guidelines is posted on the corporate governance section of our website, www.penwest.com.

In the event that a chairman of the board is not an independent director, the nominating and governance committee may nominate an independent director, who is approved by a majority of the independent directors, to serve as lead director. The lead director chairs any meeting of the independent directors in executive session, meets with any director who is not adequately performing his or her duties as a member of the board or any committee, facilitates communications between other members of the board and the chairman of the board and/or the chief executive officer, works with the chairman of the board in the preparation of the agenda for each board meeting and in determining the need for special meetings of the board and otherwise consults with the chairman of the board and/or the chief executive officer on matters relating to corporate governance and board performance.

Our board of directors met eight times during 2006, including regular, special and telephonic meetings. Each director who served as a director during 2006 attended at least 75% of the aggregate of board meetings held during the period of 2006 during which he or she was a director and meetings held by all board committees on which he or she served during the period of 2006 during which he or she was a member of such committees.

Board Independence

Under the rules of The NASDAQ Stock Market, a director will only qualify as an “independent director” if, in the opinion of our board of directors, that person does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Our board of directors has determined that none of Drs. Drake and Meeker, Messrs. Freiman, Henel and Hennessey and Ms. VanLent has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an “independent director” as defined under Rule 4200(a)(15) of The NASDAQ Stock Market, Inc. Marketplace Rules. In evaluating Mr. Hennessey’s status as an independent director, the board considered Mr. Hennessey’s role as our interim chief executive officer from February 2005 to November 2005, but concluded that such relationship would not interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Only independent directors serve on our standing board committees.

Board Committees

Our board of directors has three standing committees: an audit committee, a compensation committee and a nominating and governance committee. The members of the committees are as follows:

Audit	Compensation	Nominating and Governance

Anne M. VanLent (Chair)	Rolf H. Henel (Chair)	Paul E. Freiman (Chair)
Peter F. Drake	Peter F. Drake	Rolf H. Henel
Rolf H. Henel	Paul E. Freiman	Anne M. VanLent

Each committee operates under a charter that has been approved by our board of directors. Current copies of each committee’s charter are posted on the corporate governance section of our website, www.penwest.com.

  Audit Committee

The audit committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

•	overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of certain reports from such firm;

•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	coordinating our board of director’s oversight of our internal control over financial reporting and disclosure controls and procedures;

•	reviewing and approving any related party transactions;

•	serving as the qualified legal compliance committee, the purpose of which is to receive, review, investigate and respond to reports from attorneys reporting evidence of material violations;

•	reviewing our risk management policies;

•	establishing policies regarding hiring employees from the independent registered public accounting firm and procedures for the receipt and retention of accounting-related complaints and concerns;

•	meeting independently with our independent registered public accounting firm and management; and

•	preparing the audit committee report required by SEC rules, which is included on page 15 of this proxy statement.

Our board of directors has determined that all of the audit committee members are independent as defined under the rules of The NASDAQ Stock Market, including the independence requirements contemplated by Rule 10A-3 under the Securities Exchange Act of 1934.

Our board of directors has also determined that Anne M. VanLent qualifies as an audit committee financial expert. In deciding whether members of our audit committee qualify as financial experts within the meaning of the SEC regulations and the NASDAQ listing standards, our board considered the nature and scope of experiences and responsibilities members of our audit committee have previously had with reporting companies. Ms. VanLent, like all members of our audit committee, is an independent director.

The audit committee met five times during 2006.

  Compensation Committee

Our compensation committee’s responsibilities include:

•	reviewing and approving all aspects of the compensation of our chief executive officer and other executive officers;

•	overseeing an evaluation of our senior executives;

•	overseeing and administering our cash and equity incentive plans;

•	reviewing and making recommendations to our board of directors with respect to director compensation;

•	periodically reviewing and making recommendations to the board relating to management succession planning;

•	reviewing and discussing annually with management our “Compensation Discussion and Analysis” required by SEC rules; and

•	preparing the compensation committee report required by SEC rules included on page 16 of this proxy statement.

The compensation committee met four times during 2006. The processes and procedures followed by our compensation committee in considering and determining executive and director compensation are described below under the heading “Executive and Director Compensation Processes”.

  Nominating and Governance Committee

The nominating and governance committee identifies individuals qualified to become board members and recommends to the board the persons to be nominated by the board for election as directors at the annual meeting of stockholders. In addition, the nominating and governance committee oversees the evaluation of the board of directors and develops corporate governance principles. These guidelines have been adopted by the board and are posted on the corporate governance section of our website, www.penwest.com.

The nominating and governance committee’s responsibilities include:

•	identifying individuals qualified to become members of the board of directors;

•	recommending to the board the persons to be nominated for election as directors and to each of the board’s committees;

•	developing and recommending to the board corporate governance guidelines; and

•	overseeing an annual self-evaluation of the board to determine if it is functioning effectively.

The nominating and governance committee met two times in 2006. The processes and procedures followed by our nominating and governance committee in identifying and evaluating director candidates are described below under the heading “Director Candidates and Nomination Process”.

Executive and Director Compensation Processes

The compensation committee has implemented an annual performance review program for our executives, under which annual performance goals for the company as a whole and for each executive are determined and set forth in writing. Annual corporate goals are proposed by management and approved by the compensation committee at the beginning of each calendar year. These corporate goals target the achievement of specific research, clinical, regulatory, and operational milestones. Individual goals focus on contributions that facilitate the achievement of the corporate goals. Individual goals are proposed by management and approved by the compensation committee. During the first calendar quarter of each year, we evaluate individual and corporate performance, including against the written goals for the recently completed year. This process leads to a recommendation by the chief executive officer for annual executive salary increases and annual stock option awards and bonuses, if any, for each of the executive officers other than the chief executive officer, which is then reviewed and approved by the compensation committee. In the case of the chief executive officer, her individual performance evaluation is conducted by the compensation committee, which determines her compensation changes and awards. Based on the evaluations and the other factors described under “Compensation Discussion and Analysis” below, annual base salary increases, annual stock option awards and annual bonuses for all executives, to the extent granted, are implemented during the first calendar quarter of the year.

The compensation committee has implemented a director compensation policy, which provides for automatic option grants or restricted stock awards to non-employee directors at the beginning of each year as well as director fees and reimbursement of expenses for attendance at meetings. The compensation committee reviews this policy periodically and recommends changes as necessary.

The compensation committee has the authority to retain compensation consultants and other outside advisors to assist in the evaluation of executive officer compensation. During 2006, the compensation committee did not retain any compensation consultants or advisors.

Director Candidates and Nomination Process

The process followed by our nominating and governance committee to identify and evaluate director candidates includes requests to board members and others, including the engagement of search firms, for recommendations. The nominating and governance committee meets from time to time to evaluate biographical information and background material relating to potential candidates, and selected candidates are interviewed by members of the nominating and governance committee and the board. In addition, during the fiscal year ended December 31, 2006, we retained the services of an executive search firm to help identify and evaluate potential director candidates.

The nominating and corporate governance committee evaluates director candidates based upon a number of criteria including:

•	reputation for integrity, honesty and adherence to high ethical standards;

•	demonstrated business acumen, experience and ability to exercise sound judgments in matters that relate to our current and long-term objectives and willingness and ability to contribute positively to our decision-making process;

•	commitment to understanding our business and our industry and to regularly attend and participate in board and committee meetings;

•	ability to understand the sometimes conflicting interests of the various constituencies of our company, which include shareholders, employees, customers, governmental units, creditors and the general public, and to act in the interest of all shareholders; and

•	an absence of conflicts of interests, or the appearance of conflicts of interest, that would impair the nominee’s ability to represent the interests of all shareholders and to fulfill the responsibilities of a director.

The nominating and corporate governance committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for a prospective nominee. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the board to fulfill its responsibilities.

The process for considering an incumbent director for reelection to the board of directors is that our nominating and governance committee considers the composition of the entire board, the strengths and contributions of each member of the board, and the strengths and contributions of the particular director being considered. After discussion among the committee members, the committee decides whether to recommend to the full board that the director be nominated for reelection.

Shareholder Nominees

Shareholders may recommend individuals to the nominating and governance committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials, and a statement as to whether the shareholder or group of shareholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to: Nominating and Governance Committee, c/o Corporate Secretary, Penwest Pharmaceuticals Co., 39 Old Ridgebury Road, Suite 11, Danbury, Connecticut 06810-5120. Assuming that appropriate biographical and background material has been provided on a timely basis, the nominating and governance committee will evaluate shareholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others. If our board determines to nominate a shareholder-recommended candidate and recommends his or her election, then his or her name will be included in our proxy card for the next annual meeting of shareholders.

Shareholders also have the right under our bylaws to directly nominate director candidates, without any action or recommendation on the part of the nominating and governance committee or the board, by following the procedures set forth under “Information About The Annual Meeting — How and when may I submit a proposal for the 2008 annual meeting?” in this proxy statement. Candidates nominated by shareholders in accordance with the procedures set forth in our bylaws may not be included in our proxy card for the next annual meeting.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics applicable to all of our directors and employees. The code of business conduct and ethics is available on our website, www.penwest.com, and is available without charge upon request to Corporate Secretary, Penwest Pharmaceuticals Co., 39 Old Ridgebury Road, Suite 11, Danbury, Connecticut 06810, telephone (877) 736-9378.

Any waiver of the code of business conduct and ethics for directors or executive officers, or any amendment to the code that applies to directors or executive officers, may only be made by the board of directors. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or waiver from, a provision of this code of ethics by posting such information on our website. To date, no such waivers have been requested or granted.

Shareholder Communications with the Board of Directors

Our board of directors will give appropriate attention to written communications that are submitted by shareholders, and will respond if and as appropriate. The chairman of the board is primarily responsible for monitoring communications from shareholders and for providing copies or summaries to the other directors as he considers appropriate.

Under procedures approved by the board, including a majority of the independent directors, communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the chairman of the board considers to be important for the directors to know. In general, communications relating to corporate governance and corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we tend to receive repetitive or duplicative communications.

Shareholders who wish to send communications on any topic to the board should address such communications to Board of Directors, c/o Corporate Secretary, Penwest Pharmaceuticals Co., 39 Old Ridgebury Road, Suite 11, Danbury, Connecticut 06810-5120.

Director Attendance at Annual Meeting

Our corporate governance guidelines provide that directors are expected to attend the annual meeting of shareholders. All of our directors at the time attended the 2006 annual meeting of shareholders.

Compensation of Directors

Under our director compensation program, non-employee directors receive annual fees, meeting fees and equity compensation as follows:

  Annual Fees

Each non-employee director receives:

Annual retainer as a director	$20,000
Additional annual retainer for chairman of the board	15,000
Additional annual retainer for audit committee chair	15,000
Additional annual retainer for other audit committee members	5,000
Additional annual retainer for other board committee chairs	10,000
Additional annual retainer for other board committee members	3,000

We pay these annual retainers in quarterly installments on the first business day of each calendar quarter. Directors may elect to receive these fees in cash, shares of our common stock, or both. The number of shares of common stock issued in lieu of cash fees is determined by dividing the fees to be paid in stock by the closing trading price of our common stock on the date of grant. Prior to February 1, 2007 and in 2006, the number of shares was determined by dividing the fees to be paid in stock by the average of the high and low trading price of our common stock on the date of grant. In 2006, we granted an aggregate of 5,679 shares of common stock related to annual fees and meeting fees, as described below, to our non-employee directors pursuant to directors’ elections at a weighted average fair market value of $19.39 per share.

  Meeting Fees

We also pay to non-employee directors, in cash or shares of our common stock pursuant to directors’ elections, fees of $1,500 for each board meeting attended in person and fees of between $500 and $1,000 for each board meeting attended telephonically. The number of shares of common stock issued in lieu of cash fees is determined by dividing the fees to be paid in stock by the closing trading price of our common stock on the date of grant. Prior to February 1, 2007 and in 2006, the number of shares was determined by dividing the fees to be paid in stock by the average of the high and low trading price of our common stock on the date of grant.

  Equity Compensation

On the first business day of each calendar year, we issue to each non-employee director either options to purchase 12,000 shares of our common stock or a grant of 6,000 shares of restricted common stock, as elected by each director. The exercise price of these options equals the fair market value of one share of our common stock on the grant date. Options granted pursuant to this program vest on the first anniversary of the date of grant. Restricted common stock granted pursuant to this program is granted without requiring payment of additional consideration by the director and vests on the first anniversary of the grant date. The vesting of options and of the restricted common stock is subject to acceleration in full upon a change in control of our company.

In addition, upon the date of the initial election of any non-employee director to our board, we grant such non-employee director 20,000 shares of restricted common stock and grant an additional 12,000 shares of restricted common stock automatically every four years thereafter. These shares vest in four equal annual installments commencing upon the first anniversary of the date of the grant. The vesting of the restricted common stock is subject to acceleration in full upon a change in control of our company.

  Expense Reimbursement

We reimburse our non-employee directors for all reasonable expenses incurred in attending meetings of the board of directors and committees of the board.

2006 Director Compensation

	Fees Earned or			All Other
	Paid in Cash	Stock Awards	Option Awards	Compensation	Total
Name (1)	($)(2)	($)(3)	($)(3)	($)(4)	($)

Peter F. Drake, Ph.D.	$33,000	$256,035	$—	$—	$289,035
Paul E. Freiman	54,000	122,741	673	—	177,414
Rolf H. Henel	45,500	6,281	126,596	—	178,377
Robert J. Hennessey	27,500	122,741	—	—	150,241
John N. Staniforth, Ph.D.	27,500	6,281	126,596	40,000	200,377
Anne M. VanLent	50,500	122,741	—	—	173,241

(1)	Jennifer L. Good, one of our directors, is also our President and Chief Executive Officer and a named executive officer. Ms. Good does not receive any additional compensation as a director. See “Summary Compensation Table” below for disclosure relating to her compensation.

(2)	Includes fees that were paid in shares of common stock in lieu of cash at the director’s elections:

• Dr. Drake received 1,432 shares of common stock in lieu of $28,000 of cash fees;

• Mr. Freiman received 480 shares of common stock in lieu of $9,000 of cash fees;

• Mr. Hennessey received 1,423 shares of common stock in lieu of $27,500 of cash fess;

• Dr. Staniforth received 1,023 shares of common stock in lieu of $20,000 of cash fees; and

• Ms. VanLent received 1,321 shares of common stock in lieu of $25,500 of cash fees.

(3)	Represents the amount of compensation cost that we recognized for financial statement reporting purposes for fiscal year 2006 with respect to stock and option awards granted in fiscal year 2006 and previous fiscal years, as computed in accordance with SFAS No. 123R. The amounts disregard the estimate of forfeitures related to service-based vesting conditions. See Note 8 of the financial statements in our annual report on Form 10-K for the year ended December 31, 2006 regarding assumptions we made in determining the FAS 123R fair values of equity awards. The following table shows the grant date fair values of stock grants awarded to our non-employee directors during 2006 as determined in accordance with FAS 123R, the aggregate number of unvested stock awards held by each of our non-employee directors as of December 31, 2006, the grant date fair values of option awards made to our non-employee directors during 2006 as determined in accordance with FAS 123R and the aggregate number of shares subject to options held by each of our non-employee directors as of December 31, 2006.

		Aggregate
	Grant Date Fair	Number of	Grant Date Fair
	Value of Stock	Unvested Stock	Value of Option	Aggregate Number
Name	Awards	Awards	Awards	of Option Awards

Peter F. Drake, Ph.D.	$116,460	21,000	$—	21,000
Paul E. Freiman	116,460	8,500	—	85,111
Rolf H. Henel	—	2,500	126,960	70,833
Robert J. Hennessey	116,460	8,500	—	72,067
John N. Staniforth, Ph.D.	—	2,500	126,960	93,595
Anne M. VanLent	116,460	8,500	—	80,371

(4)	Includes $40,000 paid to Dr. Staniforth pursuant to a consulting agreement between us and Dr. Staniforth, pursuant to which we paid Dr. Staniforth $80,000 per year, payable in quarterly payments. The consulting agreement was terminated in the third quarter of 2006.

Report of the Audit Committee of the Board of Directors

The audit committee has reviewed our audited financial statements for the fiscal year ended December 31, 2006 and has discussed these financial statements with our management and our independent registered public accounting firm.

The audit committee has also received from, and discussed with, our independent registered public accounting firm various communications that our independent registered public accounting firm is required to provide to the audit committee, including the matters required to be discussed by Statement on Auditing Standards 61 (Communication with Audit Committees).

Our independent registered public accounting firm also provided the audit committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The audit committee has discussed with the independent registered public accounting firm their independence from us.

Based on its discussions with management and the independent registered public accounting firm, and its review of the representations and information provided by management and the independent registered public accounting firm, the audit committee recommended to our board of directors that the audited financial statements be included in our annual report on Form 10-K for the year ended December 31, 2006.

By the Audit Committee of
the Board of Directors of
Penwest Pharmaceuticals Co.

Anne M. VanLent, Chair
Peter F. Drake
Rolf H. Henel

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and set forth below under “Information About Our Executive Officers”. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

By the Compensation Committee of
the Board of Directors
of Penwest Pharmaceuticals Co.

Rolf H. Henel, Chair
Peter F. Drake
Paul E. Freiman

INFORMATION ABOUT OUR EXECUTIVE OFFICERS

Compensation Discussion and Analysis

The compensation committee of our board of directors oversees our executive compensation program. In this role, the compensation committee reviews and approves annually all compensation decisions relating to our named executive officers.

  Objectives and Philosophy of Our Executive Compensation Program

The primary objectives of the compensation committee with respect to executive compensation are to:

•	attract, retain and motivate the best possible executive talent;

•	ensure executive compensation is aligned with our corporate strategies and business objectives, including our short-term operating goals and longer-term strategic objectives;

•	promote the achievement of key strategic and financial performance measures by linking short-term and long-term cash and equity incentives to the achievement of measurable corporate and individual performance goals; and

•	align executives’ incentives with the creation of shareholder value.

To achieve these objectives, the compensation committee evaluates our executive compensation program with the goal of setting compensation at levels the committee believes are competitive with those of other companies in our industry and our region that compete with us for executive talent. In addition, our executive compensation program ties a substantial portion of each executive’s overall compensation to key strategic, financial and operational goals of ours such as new product development initiatives, clinical trial and regulatory progress, intellectual property portfolio development, establishment and maintenance of key strategic relationships and exploration of business development opportunities, as well as our financial and operational performance as measured by adherence to operating budgets approved by the board of directors. We also seek to use our executive compensation program to retain our executives by granting them options and allowing them to participate in the longer term success of our company as reflected in stock price appreciation, thus aligning their interests with those of our shareholders.

In making compensation decisions, the compensation committee compares our executive compensation against that paid by peer companies that the compensation committee believes are similarly situated in our industry and are our major competitors for executive talent. In selecting these companies, the committee considers size-based market capitalization, number of employees, revenues and growth profiles of other companies. Specifically, in 2006 and 2007, the committee reviewed the Radford Biotechnology Compensation Survey in determining executive compensation. A group of peer companies was selected from this survey based upon the number of employees that fell within a range (50-149 employees) similar to our company. In addition, the compensation committee reviews surveys of industry and national trends in executive compensation. The committee did not use any outside compensation consultants in 2006 and 2007.

We compete with many other companies for executive personnel. Accordingly, the compensation committee generally targets base salary for executives towards the 50th percentile of the companies surveyed. Specifically, the committee intends that if an executive achieves the individual and company performance goals determined by the committee, then the officer should have the opportunity to receive base salary that is competitive with our peer group and industry norms. The committee, however, may vary this general target with respect to executives based on the experience, performance levels and potential performance levels of the executive, as well as changes in duties and responsibilities.

  Components of our Executive Compensation Program

The primary elements of our executive compensation program are:

•	base salary;

•	annual cash incentive bonuses;

•	stock option awards;

•	severance and change of control benefits; and

•	health and life insurance and other employee benefits.

We have not had any formal or informal policy or target for allocating compensation between short-term and long-term compensation, between cash and non-cash compensation or among the different forms of non-cash compensation. Instead, the compensation committee, after reviewing industry information, determines subjectively what it believes to be the appropriate level and mix of the various compensation components.

Base Salary

The committee uses base salary to recognize the experience, skills, knowledge and responsibilities required of all our employees, including our executives. When establishing base salaries for 2006, the compensation committee considered the survey data of compensation in the peer group, as well as a variety of other factors, including the seniority of the individual, the level of the individual’s responsibility and performance, the ability to replace the individual, the base salary of the individual at his or her prior employment, if applicable, and the number of well qualified candidates able or available to assume the individual’s role. As noted above, generally, we believe that executive base salaries should be targeted at the 50th percentile of salaries for executives in similar positions at comparable companies.

Base salaries are generally reviewed annually by our compensation committee, and are adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience. Base salaries also may be increased for merit reasons, based on the executive’s success in meeting or exceeding individual performance objectives, promoting our core values and demonstrating leadership abilities. Additionally, the compensation committee adjusts base salaries as warranted throughout the year for promotions, other changes in the scope or breadth of an executive’s role or responsibility, or other market changes.

The compensation committee approved the following salaries effective March 1, 2006 for our named executive officers on February 9, 2006:

Base Salary
Executive Officer(1)	for 2006

Jennifer L. Good,	$325,000
President, Chief Operating Officer and Chief Financial Officer
Thomas R. Sciascia, M.D.,	$285,000
Senior Vice President and Chief Medical Officer
Alan F. Joslyn, Ph.D.,	$266,000
Senior Vice President, Research and Development
Anand R. Baichwal, Ph.D.,	$225,000
Senior Vice President, Research and New Technology Development and Chief Scientific Officer

(1)	These were our named executive officers and their titles as of February 9, 2006.

In establishing these salaries, the committee considered the market survey data and the committee’s evaluation of each officer’s performance in 2005. In the case of Ms. Good, her 2006 salary was maintained at $325,000, reflecting the fact that her salary had been increased to that rate in November 2005 in connection with her promotion to president and chief operating officer. In increasing Ms. Good’s salary in November 2005, the committee considered her increased responsibilities, survey data for presidents from our peer group and Ms. Good’s experience and background and knowledge of us. In June 2006, we promoted Ms. Good to chief executive officer and hired Benjamin L. Palleiko as senior vice president, corporate development and chief financial officer. In connection with Ms. Good’s promotion, we increased her annual base salary from $325,000 to $360,000, reflecting her increased responsibilities and survey data from our peer group for chief executive officers. Mr. Palleiko’s annual base salary was established at $285,000, which the committee recognized was higher than the 50th percentile of salaries for chief financial officers at comparable companies. However, the committee determined that this salary was warranted based on the level of salary we determined was required for Mr. Palleiko to accept our offer of employment, the level of the salaries of our other executive officers and survey data from our peer group for chief financial officers and executive officers in corporate development roles.

Annual Cash Incentive Bonus Plan

We have an annual cash incentive bonus plan for our named executive officers. The annual cash incentive bonus plan is intended to motivate our named executive officers to work toward the achievement of company strategic, operational and financial targets and individual performance objectives, and to reward our named executive officers when their efforts result in success for us. Bonus targets under the annual cash incentive bonus plan are calculated as a percentage of the applicable named executive officer’s base salary, with targets corresponding to the rank of the executive. The percentages are currently targeted at 40% of current annual base salary for Ms. Good and 30% for each of the other named executive officers. Ms. Good’s target percentage was increased from 30% to 40% in connection with her promotion to chief executive officer, but for 2006, her bonus was prorated based on the number of days she served as president and chief operating officer and the number of days she served as chief executive officer. Under the plan, achieving the corporate targets is given 75% weight in determining the total cash incentive bonus and achieving the individual objectives is given 25% weight, with the exception of Ms. Good, whose bonus is determined based entirely upon achieving corporate goals.

The corporate targets generally conform to certain operational goals, such as advancing development programs and obtaining adequate corporate funding. In the first quarter of each year, management develops and proposes to the committee challenging goals that it believes can be reasonably achieved over the next year. The compensation committee works with the chief executive officer to approve these corporate targets, the weighting of various goals for the corporate targets and the formula for determining potential bonus amounts based on achievement of those goals. Each corporate target is given a particular percentage weighting, which when taken together, comprise 75% of the targeted cash incentive bonus.

After the end of a fiscal year, the compensation committee reviews the corporate targets for the previous year and determines whether such targets were achieved and the level of achievements. Our corporate targets for 2006 included advancing the development of our product candidates then in development, building our pipeline of products, including expanding the portfolio to include new chemical entities and enhancing our financial resources. In February 2007, the compensation committee determined that we achieved 80% of our corporate targets for 2006.

Individual objectives are necessarily tied to the particular area of expertise of an executive officer and his or her performance in attaining those objectives relative to external forces, internal resources utilized and overall individual effort. Whether an executive officer has achieved his or her individual performance objectives is determined by the executive officer to whom the named executive officer reports and is reviewed with the compensation committee. Individual objectives are based on a variety of factors, including the achievement of corporate goals related to the executive officer’s area of expertise. In the case of our chief executive officer, the individual objectives are reviewed with the compensation committee and are based on the achievement of corporate goals.

In February 2007, the compensation committee awarded for 2006 to Mr. Palleiko and Dr. Baichwal, a bonus equal to 80% of their bonus target. The committee granted Ms. Good a bonus that took into account her promotion to the position of chief executive officer in June 2006 and her target percentage of 30% for the first half of the year at an annual base salary of $325,000 and 40% for the second half of the year at an annual base salary of $360,000. The committee granted Dr. Sciascia a bonus equal to 100% of his bonus target based on his outstanding performance in 2006. Dr. Joslyn received a bonus of $25,000 in connection with his departure from the company. The 2006 target bonuses and the actual bonus payments are as follows:

		2006 Annual
	2006 Bonus	Cash Bonus
Named Executive Officer	Targets	Payments

Jennifer L. Good	$124,000	$100,000
President and Chief Executive Officer
Benjamin L. Palleiko	$85,500	$68,400
Senior Vice President, Corporate Development and Chief Financial Officer
Thomas R. Sciascia, M.D.	$85,500	$85,500
Senior Vice President and Chief Medical Officer
Anand R. Baichwal, Ph.D.	$67,500	$54,000
Senior Vice President, Licensing and Chief Scientific Officer
Alan F. Joslyn, Ph.D.	$79,800	$25,000
Former Senior Vice President, Research and Development

Stock Option Awards

Our equity award program is the primary vehicle for offering long-term incentives to our executives. We believe that equity grants provide our executives with a strong link to our long-term performance, create an ownership culture and help to align the interests of our executives and our shareholders. In addition, the vesting feature of our equity grants is intended to further our goal of executive retention because this feature provides an incentive to our executives to remain in our employ during the vesting period. In determining the size of equity grants to our executives, our compensation committee considers comparative share ownership to executives in our compensation peer group, our company-level performance, the applicable executive’s performance, the amount of equity previously awarded to the executive, the vesting of such awards and the recommendations of management.

We typically make an initial equity award of stock options to new executives, annual option grants as part of the overall compensation program and other option grants in connection with promotions during the year. All grants of options to our executives are approved by the compensation committee.

Our equity awards to our executives have taken the form of stock options. The compensation committee reviews all components of the executive’s compensation when determining annual equity awards to ensure that an executive’s total compensation conforms to our overall philosophy and objectives. As with the other forms of executive compensation, we intend that the share numbers of these awards will be set near the 50th percentile for companies in our compensation peer group.

Typically, the stock options we grant to our executives have ten-year option terms and vest annually over four years. We set the exercise price of all stock options granted in 2006 to equal the average of the high and low price of our common stock on the NASDAQ Global Market on the day of the grant. In February 2007, the committee decided that the exercise price of all stock options granted thereafter will be set to equal the closing price of our common stock on the NASDAQ Global Market on the day of the grant. Prior to the exercise of an option, the holder has no rights as a shareholder with respect to the shares subject to such option, including voting rights and the right to receive dividends or dividend equivalents. The stock option agreements with our executive officers provide that the stock option will become immediately exercisable in full if there is a change in control of the company, upon death or disability, or upon retirement in accordance with our normal retirement policy. Except in the case of termination for cause, exercise rights cease twelve months after the date of termination or death or disability.

We do not have any equity ownership guidelines for our executives.

Equity awards to our executives are typically granted annually in conjunction with the review of their individual performance. This review generally takes place at a meeting of the compensation committee held in the first quarter of each year. We do not plan to make these annual grants of stock options at a time when we are aware of material non-public information. In 2007, we granted annual options after the release of our 2006 financial results.

On February 9, 2006, the compensation committee granted to our executive officers the following equity awards:

Number of Shares
Subject to Stock
Executive Officer(1)	Options Granted

Jennifer L. Good,	50,000
President, Chief Operating Officer and Chief Financial Officer
Thomas R. Sciascia, M.D.,	30,000
Senior Vice President and Chief Medical Officer
Alan F. Joslyn, Ph.D.,	30,000
Senior Vice President, Research and Development
Anand R. Baichwal, Ph.D.,	30,000
Senior Vice President, Research and New Technology Development and Chief Scientific Officer

(1)	These were our named executive officers and their titles as of February 9, 2006.

In connection with the equity awards granted to our named executive officers in 2006, the compensation committee reviewed the Radford Biotechnology Compensation Survey in determining the size and type of the equity awards.

On June 19, 2006, we granted to Mr. Palleiko a stock option for 150,000 shares of common stock in connection with his start of employment.

Severance/Change of Control Benefits

We enter into executive retention agreements with each of our executive officers. Pursuant to the executive retention agreements and our stock option agreements under our stock incentive plans, our executives are entitled to specified benefits in the event of the termination of their employment under specified circumstances. We have provided more detailed information about these agreements and benefits, along with estimates of their value under various circumstances, under the caption “Potential Payments Upon Termination or Change of Control” below.

We believe providing these benefits helps us to compete for executive talent. After reviewing the practices of companies represented in the compensation peer group, we believe that our change of control benefits are generally in-line with packages offered to executives by the companies in the peer group.

We have structured our executive retention agreements to provide “double trigger” benefits. In other words, the change of control does not itself trigger benefits; rather, benefits are paid only if the employment of the executive is terminated by us other than for cause, death or disability, or by the executive for good reason during a specified period after the change of control. We believe a “double trigger” benefit maximizes shareholder value because it prevents an unintended windfall to executives in the event of a friendly change of control, while still providing them appropriate incentives to cooperate in negotiating any change of control in which they believe they may lose their jobs. Our stock option agreements, however, do provide for full acceleration of vesting upon a change of control.

Benefits and Other Compensation

We maintain broad-based benefits that are provided to all employees, including health and dental insurance, life and disability insurance and a 401(k) plan. Executives are eligible to participate in all of our employee benefit plans, in each case on the same basis as other employees. We contribute $0.75 for every dollar of employee contributions to the 401(k) plan, up to 6% of the employee’s eligible pay.

We limit the perquisites that we make available to our named executive officers. Our named executive officers are entitled to few benefits that are not otherwise available to all of our employees. For example, we do not provide pension arrangements, post-retirement health coverage or similar benefits to our named executive officers or our employees. Similarly, our health and insurance plans are the same for all employees.

The perquisites we provided in 2006 are as follows: Ms. Good receives a monthly allowance of $1,000 of reimbursement for her vehicle. In addition, she received an additional $1,500 as reimbursement for acquisition costs associated with the vehicle. We also paid the hotel and living expenses of Mr. Palleiko and Dr. Sciascia for those nights that they stayed in Danbury, Connecticut.

Tax Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction for compensation in excess of $1.0 million paid to our chief executive officer and our four other most highly paid executive officers. Qualifying performance-based compensation is not subject to the deduction limitation if specified requirements are met. We periodically review the potential consequences of Section 162(m) and we generally intend to structure the performance-based portion of our executive compensation, where feasible, to comply with exemptions in Section 162(m) so that the compensation remains tax deductible to us. However, the Compensation Committee may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.

Executive Compensation

Summary Compensation

The following table contains information about the compensation of each of our named executive officers for the year ended December 31, 2006.

Summary Compensation Table

							Change in
							Pension
						Non-Equity	Value and
						Incentive	Nonqualified
				Stock	Option	Plan	Deferred	All Other
		Salary	Bonus	Awards	Awards	Compensation	Compensation	Compensation	Total
Name and Principal Position	Year	($)	($)	($)	($)(1)	($)(3)	Earnings	($)	($)

Jennifer L. Good(2)	2006	$342,012	—	—	$762,386	$100,000	—	$25,236(4)	$1,229,634
President and Chief Executive Officer
Benjamin L. Palleiko	2006	141,680	—	—	439,425	68,400	—	63,790(5)	713,295
Senior Vice President, Corporate Development and Chief Financial Officer
Thomas R. Sciascia, M.D.	2006	279,262	—	—	294,288	85,500	—	11,475(6)	670,525
Senior Vice President and Chief Medical Officer
Anand R. Baichwal,	2006	218,860	—	—	217,952	54,000	—	11,318(7)	502,130
Ph.D. Senior Vice President, Licensing and Chief Scientific Officer
Alan F. Joslyn, Ph.D.	2006	261,801	—	—	359,321	25,000	—	11,461(8)	657,583
Former Senior Vice President of Research and Development

(1)	Represents the amount of compensation cost that we recognized for financial statement reporting purposes for fiscal year 2006 with respect to option awards granted in fiscal year 2006 and previous fiscal years, as computed in accordance with SFAS No. 123R. In accordance with SFAS No. 123R, the fair value of each stock option is determined on the date of grant using the Black-Scholes option pricing model. This value is then expensed over the vesting period using the accelerated attribution method. The amounts disregard the estimate of forfeitures related to service-based vesting conditions. See Note 8 of the financial statements in our annual report on Form 10-K for the year ended December 31, 2006 regarding assumptions we made in determining the FAS 123R value of equity awards.

(2)	Ms. Good is also a member of our board of directors but does not receive any additional compensation in her capacity as a director.

(3)	The amounts in this column reflect payments made under the Executive Officer Bonus Program described in “Compensation and Discussion Analysis” and filed as Exhibit 10.25 to our Form 10-K for the year ended December 31, 2006 filed with the SEC on March 16, 2007.

(4)	Consists of:

• $9,900 in matching contributions under the Penwest Pharmaceuticals Co. Savings Plan;

• $1,575 in premiums paid on behalf of Ms. Good for supplemental life and disability insurance plans; and

• $13,761 in payments for Ms. Good’s automobile.

(5)	Consists of:

• $788 in premiums paid on behalf of Mr. Palleiko for supplemental life and disability insurance plans;

• $51,000 in consulting fees prior to commencement of Mr. Palleiko’s employment with us;

• $9,330 in reimbursements of start-up costs for Mr. Palleiko’s consulting business; and

• $2,672 in hotel and living expense reimbursements for those nights Mr. Palleiko stayed in Danbury, CT.

(6)	Consists of:

• $9,900 in matching contributions under the Penwest Pharmaceuticals Co. Savings Plan; and

• $1,575 in premiums paid on behalf of Dr. Sciascia for supplemental life and disability insurance plans.

(7)	Consists of:

• $9,900 in matching contributions under the Penwest Pharmaceuticals Co. Savings Plan; and

• $1,418 in premiums paid on behalf of Dr. Baichwal for supplemental life and disability insurance plans.

(8)	Consists of:

• $9,900 in matching contributions under the Penwest Pharmaceuticals Co. Savings Plan; and

• $1,561 in premiums paid on behalf of Dr. Joslyn for supplemental life and disability insurance plans.

Employment Letter Arrangements

On June 19, 2006, we entered into an offer letter with Benjamin L. Palleiko under which Mr. Palleiko agreed to serve as our Senior Vice President, Corporate Development and Chief Financial Officer. Under the terms of the offer letter, we agreed to pay Mr. Palleiko a starting base salary of $285,000 per year and a cash bonus under our executive officer bonus program of up to 30% of his annual base salary based upon the achievement of agreed upon individual and company performance goals, and to grant Mr. Palleiko non-qualified stock options under our 2005 Stock Incentive Plan to purchase 150,000 shares of our common stock at an exercise price equal to $17.15, the fair market value of our common stock on June 19, 2006. Mr. Palleiko’s stock options will vest in four equal annual installments commencing on June 19, 2007, subject to acceleration upon the occurrence of a change in control of our company. We also agreed to enter into an executive retention agreement with Mr. Palleiko.

We enter into an executive retention agreement with each of our executive officers. A form of the agreement is filed as Exhibit 10.28 to our Form 10-K for the year ended December 31, 2005 filed with the SEC on March 16, 2006. A description of the executive retention agreements entered into with each named executive officer is included under “Potential Payments Upon Termination or Change-in-Control” below.

Grants of Plan-Based Awards

The following table summarizes information regarding options granted to each of the named executive officers during the year ended December 31, 2006.

2006 Grants of Plan-Based Awards

					All Other
					Option
					Awards:		Closing	Grant
					Number of	Exercise or	Market	Date
		Estimated Possible Payouts Under			Securities	Base Price	Price on	Fair
		Non-Equity Incentive Plan Awards(1)			Underlying	of Option	Grant	Value of
	Grant	Threshold	Target	Maximum	Options	Awards	Date	Option
Name	Date	($)	($)	($)	(#)	($/Sh)(2)	($/Sh)	Awards

Jennifer L. Good	2/9/06	—	$124,000	—	50,000	$22.67	$22.95	$618,000
Benjamin L. Palleiko	6/19/06	—	85,500	—	150,000	17.15	16.94	1,575,000
Thomas R. Sciascia, M.D.	2/9/06	—	85,500	—	30,000	22.67	22.95	370,800
Anand R. Baichwal, Ph.D.	2/9/06	—	67,500	—	30,000	22.67	22.95	370,800
Alan F. Joslyn, Ph.D.	2/9/06	—	79,800	—	30,000	22.67	22.95	370,800

(1)	All awards were paid under the Executive Officer Bonus Program, which is described in Exhibit 10.25 to our annual report on Form 10-K for the year ended December 31, 2006. See “Compensation Discussion and Analysis — Components of our Executive Compensation Program — Annual Cash Incentive Bonus Plan” above for a description of this plan and see the Summary Compensation Table above for amounts paid under such plan for 2006.

(2)	Options granted in 2006 to the named executive officers become exercisable in four equal annual installments, commencing one year after the vesting commencement date, which is typically the grant date. The exercise price of the stock option awards is equal to the average of the high and low price of our common stock on the grant date as reported by the NASDAQ Global Market.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes information regarding unexercised stock options held by the named executed officers as of December 31, 2006. No stock awards have been granted to any named executive officers.

2006 Outstanding Equity Awards at Fiscal Year-End

	Option Awards
					Equity
					Incentive
					Plan
					Awards:
	Number of		Number of		Number of
	Securities		Securities		Securities
	Underlying		Underlying		Underlying
	Unexercised		Unexercised		Unexercised	Option
	Options		Options		Unearned	Exercise	Option
	(#)		(#)		Options	Price	Expiration
Name	Exercisable		Unexercisable		(#)	($)	Date

Jennifer L. Good	110,000		—		—	$6.75	9/05/2008
	22,000		—		—	12.75	2/02/2010
	32,000		—		—	12.00	3/01/2011
	32,000		—		—	19.13	2/14/2012
	37,500		12,500	(1)	—	9.90	2/20/2013
	25,000	(2)	25,000	(2)	—	16.39	2/12/2014
	11,250	(3)	33,750	(3)	—	10.35	2/17/2015
	50,000		—		—	16.14	11/23/2015
	—		50,000	(4)	—	22.67	2/09/2016
Benjamin L. Palleiko			150,000	(5)	—	17.15	6/19/2016
Thomas R. Sciascia, M.D.	75,000		—		—	13.00	3/06/2011
	25,000		—		—	19.13	2/14/2012
	27,000		9,000	(1)	—	9.90	2/20/2013
	15,000	(2)	15,000	(2)	—	16.39	2/12/2014
	8,750	(3)	26,250	(3)	—	10.35	2/17/2015
	—		30,000	(4)	—	22.67	2/09/2016
Anand R. Baichwal, Ph.D.	100,000		—		—	6.75	9/05/2008
	15,000		—		—	12.75	2/02/2010
	20,000		—		—	12.00	3/01/2011
	20,000		—		—	19.13	2/14/2012
	15,000		5,000	(1)	—	9.90	2/20/2013
	5,000	(3)	15,000	(3)	—	10.35	2/17/2015
	—		30,000	(4)	—	22.67	2/09/2016
Alan F. Joslyn, Ph.D.	—		50,000	(6)	—	11.06	6/21/2014
	—		26,250	(7)	—	10.35	2/17/2015
	—		30,000	(8)	—	22.67	2/09/2016

(1)	These options vested on February 20, 2007.

(2)	These options were part of a grant which vests in four equal annual installments with the first installment vesting on February 11, 2005.

(3)	These options were part of a grant which vests in four equal annual installments with the first installment on February 16, 2006.

(4)	These options vest in four equal annual installments with the first installment vesting on February 9, 2007.

(5)	These options vest in four equal installments with the first installment vesting on June 19, 2007.

(6)	These options were part of a grant which vests in four equal annual installments with the first installment vesting on June 21, 2006. These options were cancelled on February 9, 2007 in connection with Dr. Joslyn’s termination of employment.

(7)	These options were part of a grant which vests in four equal annual installments with the first installment vesting on February 16, 2006. On February 9, 2007, in connection with the termination of Dr. Joslyn’s employment, we agreed to accelerate the vesting of options to purchase 8,750 shares of our common stock which were scheduled to vest on February 16, 2007. These accelerated options expire on February 9, 2008. In addition, the remaining options to purchase 17,500 shares of our common stock were cancelled.

(8)	These options vest in four equal annual installments with the first installment vesting on February 9, 2007. Options to purchase 22,500 shares of our common stock were cancelled on February 9, 2007 in connection with Dr. Joslyn’s termination of employment. The remaining options to purchase 7,500 shares of our common stock, which vested on February 9, 2007, expire on February 9, 2008.

Option Exercises and Stock Vested

The following table shows amounts received by the named executive officers upon exercise of stock options during 2006. No stock awards have been granted to any named executive officers.

2006 Option Exercises and Stock Vested

Option Awards
Number of
Shares
	Acquired on	Value Realized
	Exercise	on Exercise
Name	(#)	($)

Jennifer L. Good	—	$—
Benjamin L. Palleiko	—	—
Thomas R. Sciascia, M.D.	—	—
Anand R. Baichwal, Ph.D.	33,234	500,653
Alan F. Joslyn, Ph.D.	50,750	539,558

Potential Payments Upon Termination or Change-in-Control

On December 6, 2005, we entered into executive retention agreements with Ms. Good, Dr. Joslyn, Dr. Sciascia and Dr. Baichwal, and on June 19, 2006, we entered into an executive retention agreement with Mr. Palleiko. The retention agreements provide that if within twelve months following a change in control of our company, the executive’s employment is terminated by us other than for cause, death or disability, or by the executive for good reason, as such terms are defined in the retention agreements:

•	we will continue to pay to the executive his or her base salary for a period, which we refer to as the payment period, that is equal in length to twelve months, plus two weeks for each full year during which the executive was employed by us or our predecessors;

•	we will, during the payment period, continue to provide benefits to the executive and his or her family at least equal to those that would have been provided had the executive’s employment not been terminated; provided that our obligation to provide these benefits will terminate when and if the executive subsequently receives the same type of benefits from a new employer;

•	on or before January 15 of the calendar year following the calendar year during which the executive’s employment is terminated, we will make an additional cash payment to the executive equal to the executive’s target bonus for the calendar year in which the change in control occurs, as established in writing by our board of directors; and

•	the vesting of all stock options and restricted stock held by the executive will be accelerated in full, to the extent not already vested, and all shares of stock underlying stock options and all shares of restricted stock will be free of any right of repurchase by us.

The retention agreements terminate if a change in control of our company does not occur prior to December 31, 2008.

The following table shows payments and benefits potentially payable to each of our current executive officers if he or she were to be terminated other than for cause, death or disability, or resigns for good reason following a change in control of our company. The amounts shown assume that such termination was effective as of December 31, 2006, and thus include amounts earned through such time and are estimates of the amounts that would be paid out to the executive upon his or her termination.

			Continuing	Stock
Name	Base Salary	Bonus	Benefits	Options(1)

Jennifer L. Good	$540,000	$124,000	$27,477	$301,488
Benjamin L. Palleiko	285,000	85,500	18,318	—
Thomas R. Sciascia, M.D.	339,808	85,500	21,841	228,593
Anand R. Baichwal, Ph.D.	389,423	67,500	31,432	127,650

(1)	This amount is equal to the number of option shares that would accelerate, assuming a December 31, 2006 employment termination, multiplied by the excess of $16.62 over the exercise price of the option. $16.62 is the closing price of our common stock on the NASDAQ Global Select Market on December 29, 2006, the last day of trading in fiscal year 2006.

On February 9, 2007, we entered into a severance and settlement agreement with Alan F. Joslyn, our former Senior Vice President of Research and Development, in connection with the termination of Dr. Joslyn’s employment. Under this agreement, we agreed to pay Dr. Joslyn his base salary ($10,231 per two-week period) for a period, which we refer to as the pay period, commencing on February 9, 2007 and ending upon the earlier of the commencement by Dr. Joslyn of new employment and August 9, 2007, and a cash bonus of $25,000 for the fiscal year ended December 31, 2006. We also agreed to pay our share of Dr. Joslyn’s health and dental premium during the pay period and to accelerate the vesting of certain stock options held by Dr. Joslyn so that stock options to purchase 8,750 shares of common stock which were scheduled to vest on February 16, 2007 would vest and be exercisable by Dr. Joslyn. On March 2, 2007, Dr. Joslyn accepted employment with another company. As a result, we discontinued payments of Dr. Joslyn’s severance benefits as of March 2, 2007.

Compensation Committee Interlocks and Insider Participation

During 2006, Mr. Henel, Mr. Freiman and Dr. Drake served as members of the compensation committee. None of our executive officers serves as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of our board of directors or our compensation committee.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information, as of December 31, 2006, about our common stock that may be issued upon exercise of options, warrants and rights under all of our equity compensation plans, which consist of our 2005 Stock Incentive Plan, our 1997 Equity Incentive Plan, our 1998 Spin-Off Plan, our 1997 Employee Stock Purchase Plan and a nonstatutory stock option agreement between us and Dr. Joslyn.

Equity Compensation Plan Information

	Number of		Number of Shares
	Shares to be		Remaining Available
	Issued Upon		for Future Issuance
	Exercise of	Weighted-Average	Under Equity
	Outstanding	Exercise Price of	Compensation Plans
	Options,	Outstanding	(Excluding Shares
	Warrants and	Options, Warrants	Reflected in
	Rights	and Rights	Column A)
Plan Category	(Column A)	(Column B)	(Column C)

Equity compensation plans that have been approved by shareholders	2,216,660	$14.30	1,004,831
Equity compensation plans that have not been approved by our stockholders	50,000	$11.06	—

Total	2,266,660	$14.23	1,004,831

Summary of Equity Compensation Plan not Approved by Shareholders

On June 21, 2004, we granted Dr. Joslyn nonstatutory stock options outside of any equity compensation plan approved by our shareholders, pursuant to a Nonstatutory Stock Option Agreement providing for the purchase of 100,000 shares of our common stock at an exercise price of $11.06 per share. This option vests with respect to 25,000 shares of common stock at the end of each successive one year period following the date of grant until it is fully vested on June 21, 2008, subject to acceleration upon the occurrence of a change in control of our company. All unvested options outstanding under this agreement were terminated as of February 9, 2007.

Certain Relationships and Transactions with Related Persons

Related Person Transactions

On February 1, 2007, we entered into a Termination Agreement with Anand R. Baichwal, our Senior Vice President, Licensing and Chief Scientific Officer, terminating specified provisions of the Recognition and Incentive Agreement dated as of May 14, 1990, as amended, between us and Dr. Baichwal. Under the Recognition and Incentive Agreement, we were obligated to pay Dr. Baichwal on an annual basis in arrears (i) one-half of one percent of our “net sales”, as defined in the Recognition and Incentive Agreement, of “TIMERx material”, as defined in the Recognition and Incentive Agreement, to third parties, (ii) one-half of one percent of royalties received by us under licenses, collaborations or other exploitation agreements with third parties with respect to the sale, license, use or exploitation by such third parties of products based on or incorporating the TIMERx material, and (iii) one-half of one percent of payments made in lieu of such net sales or royalties and received by us. Pursuant to the Termination Agreement, we and Dr. Baichwal terminated this payment obligation and agreed that we would have no further obligation to make any payments to Dr. Baichwal under the Recognition and Incentive Agreement except for amounts owed with respect to 2006. In consideration for such agreement, we agreed to pay Dr. Baichwal $770,000 in cash and to issue to him 19,696 shares of our common stock. Dr. Baichwal is due $16,419 under the Baichwal agreement in connection with amounts earned for 2006, which is payable within 120 days after the end of the year.

On February 1, 2007, we entered into a Termination Agreement with John N. Staniforth, our director and consultant, terminating the Royalty Agreement dated as of September 25, 1992, as amended, between us and Dr. Staniforth. Under the Royalty Agreement, we were obligated to pay Dr. Staniforth on an annual basis in arrears one-half of one percent of our “net sales”, as defined in the Royalty Agreement, of “TIMERx material”

(as defined in the Royalty Agreement) related to the products covered by the TIMERx patents. Pursuant to the Termination Agreement, we and Dr. Staniforth terminated this payment obligation and agreed that we would have no further obligation to make any payments to Dr. Staniforth under the Royalty Agreement except for amounts owed with respect to 2006. In consideration for such agreement, we agreed to pay Dr. Staniforth $770,000 in cash and to issue to him 19,696 shares of our common stock. Dr. Staniforth is due $16,419 under the Staniforth agreement in connection with amounts earned for 2006, which is payable within 120 days after the end of the year.

Policy and Procedures for Related Person Transactions

Our board of directors has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which Penwest is a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or 5% shareholders (or their immediate family members), each of whom we refer to as a related person, has a direct or indirect material interest, which we refer to as a related person transaction.

If a related person proposes to enter into a related person transaction, the related person must report the proposed related person transaction to our corporate secretary. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by our audit committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the chairman of the audit committee to review and, if deemed appropriate, approve proposed related person transactions that arise between committee meetings, subject to ratification by the committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually.

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, the committee will review and consider:

•	the related person’s interest in the related person transaction;

•	the approximate dollar value of the amount involved in the related person transaction;

•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of our business;

•	whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to us of, the transaction; and

•	any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The committee may approve or ratify the transaction only if the committee determines that, under all of the circumstances, the transaction is in, or is not inconsistent with, Penwest’s best interests. The committee may impose any conditions on the related person transaction that it deems appropriate.

In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, our board has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

•	interests arising solely from the related person’s position as an executive officer of another entity (whether or not the person is also a director of that entity), that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 10% equity interest in the entity and (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction; and

•	a transaction that is specifically contemplated by provisions of our charter or bylaws.

OTHER INFORMATION

Security Ownership of Certain Beneficial Owners and Management

The following table presents information we know regarding the beneficial ownership of our common stock as of January 31, 2007 for each person, entity or group of affiliated persons whom we know to beneficially own more than 5% of our common stock. The table also sets forth such information for our directors and named executive officers, individually, and our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. Except as indicated by footnote, to our knowledge, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Options to purchase shares of common stock that are exercisable within 60 days of January 31, 2007 are deemed to be beneficially owned by the person holding such options for the purpose of computing ownership of such person, but are not treated as outstanding for the purpose of computing the ownership of any other person. Applicable percentage of beneficial ownership is based on 23,178,222 shares of common stock outstanding as of January 31, 2007.

Unless otherwise indicated in the footnotes, the address of each of the individuals named below is: c/o Penwest Pharmaceuticals Co., 39 Old Ridgebury Road, Suite 11, Danbury, Connecticut 06810.

	Amount and Nature of Beneficial Ownership
Name and Address of Beneficial Owner	Number of Shares		Percentage

5% Stockholders
Galleon Management, L.P. 590 Madison Avenue, 34th Floor New York, NY 10022	2,625,373	(1)	11.3%
D.E. Shaw & Co., L.P. 120 W. 45th Street, Tower 45, 39th Floor New York, NY 10036	2,171,450	(2)	9.4%
Visium Asset Management, LLC 950 Third Avenue New York, NY 10022	2,094,252	(3)	9.0%
Next Century Growth Investors, LLC 5500 Wayzata Blvd., Suite 1275 Minneapolis, MN 55416	1,668,991	(4)	7.2%
Franklin Resources, Inc. One Franklin Parkway San Mateo, CA 94403-1906	1,239,936	(5)	5.3%
Wells Fargo & Company 420 Montgomery Street San Francisco, CA 94104	1,219,215	(6)	5.3%
Directors:
Peter F. Drake, Ph.D.	35,401		*
Paul E. Freiman	95,279	(7)	*
Jennifer L. Good	374,367	(8)	1.6%
Rolf H. Henel	70,833	(9)	*
Robert J. Hennessey	102,350	(10)	*
David P. Meeker, M.D.	20,000		*
John N. Staniforth, Ph.D.	122,529	(11)	*
Anne M. VanLent	105,183	(12)	*
Other Named Executive Officers:
Benjamin L. Palleiko	1,000		*
Alan F. Joslyn, Ph.D.	16,680	(13)	*
Thomas R. Sciascia, M.D.	188,404	(14)	*
Anand R. Baichwal, Ph.D.	195,734	(15)	*
All executive officers and directors as a group (12 persons)	1,327,760		5.5%

*	Represents beneficial ownership of less than 1%.

(1)	The foregoing information is based solely on a Schedule 13G/A filed with the Securities and Exchange Commission on February 13, 2007. Raj Rajaratnam, Galleon Management, L.L.C. and Galleon Management, L.P. report having shared voting power and shared dispositive power for 2,625,373 shares. Galleon Advisors, L.L.C. reports having shared voting power and shared dispositive power for 254,080 shares. Galleon Captain’s Partners, L.P. reports having shared voting power and shared dispositive power for 253,230 shares. Galleon Captain’s Offshore, LTD reports having shared voting power and shared dispositive power for 1,118,420 shares. Galleon Buccaneer’s Offshore, LTD reports having shared voting and shared dispositive power for 697,313 shares. Galleon Diversified Fund, LTD reports having shared voting power and shared dispositive power for 377,510 shares. Galleon International Master Fund, SPC Ltd. EM Technology reports having shared voting power and shared dispositive power for 4,700 shares. Galleon Healthcare Partners, L.P. reports having shared voting power and shared dispositive power for 850 shares. Galleon Healthcare Offshore, LTD reports having shared voting power and shared dispositive power for 149,150 shares. SG AM AI EC IV reports having shared voting power and shared dispositive power for 24,200 shares. Galleon Management, L.P. and Galleon Advisors, L.L.C. share all investment and voting power with respect to the securities held by Galleon Captains Partners, L.P. and Galleon Healthcare Partners, L.P. Galleon Management, L.P. has all investment and voting power with respect to the securities held by Galleon Captains Offshore, Ltd., Galleon Healthcare Offshore, Ltd., Galleon Buccaneers Offshore, Ltd., Galleon International Master Fund, SPC. Ltd.-EM Technology and SG AM AI EC IV. Raj Rajaratnam, as the managing member of Galleon Management, L.L.C., controls Galleon Management, L.L.C., which, as the general partner of Galleon Management, L.P., controls Galleon Management, L.P. Raj Rajaratnam, as the managing member of Galleon Advisors, L.L.C., also controls Galleon Advisors, L.L.C. Each of Raj Rajaratnam, Galleon Management, L.P., Galleon Management, L.L.C., and Galleon Advisors, L.L.C. disclaims any beneficial ownership of the shares reported, except to the extent of any pecuniary interest therein.

(2)	The foregoing information is based solely on a Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2007. D.E. Shaw & Co., L.P. and David E. Shaw report having shared voting power and shared dispositive power for 2,171,450 shares. David E. Shaw disclaims beneficial ownership of such 2,171,450 shares. D.E. Shaw Meniscus Portfolios, L.L.C. and D.E. Shaw & Co., L.L.C. report having shared voting power and shared dispositive power for 1,972,382 shares. Such shares are composed of (i) 1,972,382 shares in the name of D.E. Shaw Meniscus Portfolios, L.L.C., (ii) 44,215 shares in the name of D.E. Shaw Valence Portfolios, L.L.C., (iii) 43,753 shares in the name of D.E. Shaw Valence, L.L.C., and (iv) 111,100 shares that D.E. Shaw Valence, L.L.C. has the right to acquire through the exercise of listed call options.

(3)	The foregoing information is based solely on a Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2007. Visium Asset Management, LLC reports having sole voting power and sole dispositive power for 2,094,252 shares. Jacob Gottlieb reports having sole voting power and sole dispositive power for 2,094,252 shares. Visium Balanced Fund, LP reports having shared voting power and shared dispositive power for 528,874 shares. Visium Long Bias Fund, LP reports having shared voting power and shared dispositive power for 151,288 shares. Visium Balanced Offshore Fund, Ltd. reports having shared voting power and shared dispositive power for 864,264 shares. Visium Long Bias Offshore Fund, Ltd. reports having shared voting power and shared dispositive power for 549,826 shares. Visium Capital Management, LLC reports having shared voting power and shared dispositive power for 680,162 shares. Visium Asset Management, LLC is an investment advisor to each of Visium Balanced Fund, LP, Visium Long Bias Fund, LP, Visium Balanced Fund Offshore, Ltd. and Visium Long Bias Fund Offshore, Ltd. Visium Capital Management, LLC is a General Partner to each of Visium Balanced Fund, LP and Visium Long Bias Fund, LP. Jacob Gottlieb is the principal of Visium Asset Management, LLC and the sole managing member of Visium Capital Management, LLC.

(4)	The foregoing information is based solely on a Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2007. Next Century Growth Investors, LLC, Thomas L. Press and Donald M. Longlet report having shared voting power and shared dispositive power for 1,668,991 shares. Such shares may be deemed beneficially owned by Next Century Growth Investors, LLC by virtue of its investment discretion and/or voting power over client securities, which may be revoked; and (2) Thomas L. Press and Donald M. Longlet, as a result of their positions with and ownership positions in Next Century Growth Investors, LLC, which could be deemed to confer upon each of them voting and/or investment power over the shares. Each of Next Century Growth Investors, LLC, Thomas L. Press and Donald M. Longlet disclaim beneficial ownership of the shares except to the extent of each of their respective pecuniary interest therein, if any.

(5)	The foregoing information is based solely on a Schedule 13G filed with the Securities and Exchange Commission on February 5, 2007. Franklin Advisers, Inc. reports having sole voting power for 1,166,736 shares and sole dispositive power for 1,189,936 shares, and Franklin Templeton Portfolio Advisors, Inc. reports having sole voting power for 50,000 shares and sole dispositive power for 50,000 shares. The securities reported are beneficially owned by one or more open- or closed-end investment companies or other managed accounts that are investment management clients of investment managers that are direct and indirect subsidiaries of Franklin Resources, Inc. Investment management contracts grant to such subsidiaries, including Franklin Advisers, Inc. and Franklin Templeton Portfolio Advisors, Inc., all investment and/or voting power over the securities owned by such investment management clients, unless otherwise noted. Franklin Resources, Inc. Charles B. Johnson and Rupert H. Johnson, Jr. each own in excess of 10% of the outstanding common stock of Franklin Resources, Inc. and are the principal stockholders of Franklin Resources, Inc. Franklin Resources, Inc. Charles B. Johnson, Rupert H. Johnson, Jr. and each of its investment management subsidiaries, including Franklin Advisers, Inc. and Franklin Templeton Portfolio Advisors, Inc., disclaim any pecuniary interests in, any of the shares.

(6)	The foregoing information is based solely on a Schedule 13G filed with the Securities and Exchange Commission on January 25, 2007. The Schedule 13G was filed by Wells Fargo & Company on its own behalf and on behalf of its subsidiaries, Wells Fargo Funds Management, LLC, Peregrine Capital Management, Inc., Wells Fargo Bank, National Association and Wells Fargo Investments, LLC. Wells, Fargo & Company reports having sole voting power for 1,152,115 shares, sole dispositive power for 840,000 shares and shared dispositive power for 33,900 shares.

(7)	Includes 76,611 shares subject to outstanding stock options held by Mr. Freiman that are exercisable within 60 days following January 31, 2007.

(8)	Includes 368,500 shares subject to outstanding stock options held by Ms. Good that are exercisable within 60 days following January 31, 2007.

(9)	Includes 68,333 shares subject to outstanding stock options held by Mr. Henel that are exercisable within 60 days following January 31, 2007.

(10)	Includes 63,567 shares subject to outstanding stock options held by Mr. Hennessey that are exercisable within 60 days following January 31, 2007.

(11)	Includes 91,095 shares subject to outstanding stock options held by Dr. Staniforth that are exercisable within 60 days following January 31, 2007.

(12)	Includes 71,871 shares subject to outstanding stock options held by Ms. VanLent that are exercisable within 60 days following January 31, 2007.

(13)	Includes 16,250 shares subject to outstanding stock options held by Dr. Joslyn that are exercisable within 60 days following January 31, 2007.

(14)	Includes 183,500 shares subject to outstanding stock options held by Dr. Sciascia that are exercisable within 60 days following January 31, 2007.

(15)	Includes 192,500 shares subject to outstanding stock options held by Dr. Baichwal that are exercisable within 60 days following January 31, 2007.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and holders of more than ten percent of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities. Based solely on our review of copies of reports filed by the reporting persons furnished to us, or written representations from reporting persons, we believe that during 2006, the reporting persons complied with all Section 16(a) filing requirements.

Our board hopes that shareholders will attend the meeting. Whether or not you plan to attend, you are urged to complete, date, sign and return the enclosed proxy in the accompanying envelope. Prompt response will greatly facilitate arrangements for the meeting and your cooperation will be appreciated. Shareholders who attend the meeting may vote their stock personally after delivery of written revocation of their proxy to the corporate secretary.

By order of the Board of Directors,

Jennifer L. Good
Corporate Secretary

April 26, 2007

PROXY
For the Annual Meeting of the Shareholders of
Penwest Pharmaceuticals Co.
THIS PROXY IS SOLICITED ON BEHALF OF THE
BOARD OF DIRECTORS OF THE COMPANY
     The undersigned, revoking all prior proxies, hereby appoint(s) Jennifer L. Good and Benjamin L. Palleiko, and each of them, as proxies of the undersigned (with full power of substitution in them and each of them) to attend and represent the undersigned at the Annual Meeting of Shareholders of Penwest Pharmaceuticals Co. (the “Company”) to be held at 39 Old Ridgebury Road, Danbury, Connecticut 06810 on June 13, 2007, at 11:00 a.m., and any adjourned sessions thereof, and there to act and vote as indicated, upon all matters referred to on the reverse side and described in the proxy statement relating to the annual meeting, all shares of Common Stock of the Company which the undersigned would be entitled to vote or act upon, with all powers the undersigned would possess, if personally present at the meeting and at any adjourned sessions thereof. Each of the following matters is being proposed by the Board of Directors of the Company.
     IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON OTHER MATTERS AS PROPERLY MAY COME BEFORE THE MEETING, OR ANY ADJOURNED SESSIONS THEREOF.
(Continued and to be signed on the reverse side)

Address Change (Mark the corresponding box on the reverse side)

▲   FOLD AND DETACH HERE   ▲

This proxy will be voted in accordance with any directions herein given. If no direction is given, this proxy will be voted for the director nominees and proposal 2.	Please Mark Here for Address Change SEE REVERSE SIDE	☐

				FOR	AGAINST	ABSTAIN
1. ELECTION OF DIRECTORS Election of 01 Paul E. Freiman and 02 Jennifer L. Good as class I directors and 03 David P. Meeker as a class II director:	FOR all nominess listed to the left (except as provided to the right or below) ☐	WITHHOLD AUTHORITY to vote for all nominees listed ☐	2. Ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm for the Company for the current fiscal year:	☐	☐	☐
I PLAN TO ATTEND THE MEETING ☐

TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, PRINT THAT NOMINEE’S NAME ON THE LINE PROVIDED.	Dated:	, 2007

Signature

Signature if held jointly

Attendance of the undersigned at the meeting or at any adjourned session thereof will not be deemed to revoke this proxy unless the undersigned shall affirmatively indicate thereof the intention of the undersigned to vote said shares in person. If the undersigned hold(s) any of the shares of the Company in a fiduciary, custodial or joint capacity or capacities, this proxy is signed by the undersigned in every such capacity as well as individually.

IMPORTANT — PLEASE SIGN AND RETURN THIS PROXY PROMPTLY. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

▲  FOLD AND DETACH HERE  ▲
WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,
BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.
Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET		TELEPHONE

http://www.proxyvoting.com/ppco	OR	1-866-540-5760

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.		Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark , sign and date your proxy card and return it in the enclosed postage-paid envelope.